UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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ARRIS GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ARRIS GROUP, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 26, 2004

To the Stockholders of ARRIS Group, Inc.:

      The Annual Meeting of Stockholders of ARRIS Group, Inc. will be held at the Company’s corporate headquarters, located at 3871 Lakefield Drive, Suwanee, Georgia, on Wednesday, May 26, 2004 at 10:00 a.m. local time, for the purposes of (a) electing seven directors, (b) approving the 2004 Stock Incentive Plan and (c) transacting such other business as may be brought before the meeting or any adjournment(s) thereof.

      It is important that your shares be represented at the meeting. Whether or not you plan to attend in person, you are requested to vote, sign, date, and promptly return the enclosed proxy in the envelope provided.

      The Board of Directors has fixed the close of business on April 12, 2004, as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting or any adjournment(s) thereof. A complete list of the stockholders entitled to vote at the meeting will be open for examination by any stockholder for any purpose germane to the meeting during ordinary business hours for ten days prior to the meeting. The list of stockholders as of the date of record will be made available at the offices of the Company at the above address and will be available at the meeting.

      A copy of ARRIS Group, Inc.’s Annual Report to Stockholders for the fiscal year ended December 31, 2003, is enclosed. Additional copies of this report may be obtained without charge by writing the Secretary of ARRIS Group, Inc., 3871 Lakefield Drive, Suwanee, Georgia 30024.

BY ORDER OF THE BOARD OF DIRECTORS

Lawrence A. Margolis,
Secretary

Suwanee, Georgia

April 20, 2004

PROXY STATEMENT
STOCKHOLDER PROPOSALS
VOTING
ELECTION OF DIRECTORS
NOMINEES TO SERVE FOR A ONE-YEAR TERM EXPIRING IN 2005
PROPOSAL 1 APPROVAL OF THE 2004 STOCK INCENTIVE PLAN
SECURITY OWNERSHIP OF MANAGEMENT
SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS
EQUITY COMPENSATION PLAN INFORMATION
BOARD AND COMMITTEE MATTERS
REPORT OF AUDIT COMMITTEE
EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
Pension Plan
EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS
STOCK PERFORMANCE GRAPH
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
INDEPENDENT PUBLIC ACCOUNTANTS
CONCLUSION
APPENDIX A
APPENDIX B

PROXY STATEMENT

For
ANNUAL MEETING OF STOCKHOLDERS
OF ARRIS GROUP, INC.

To Be Held May 26, 2004

      This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of ARRIS Group, Inc., a Delaware corporation. The Company’s corporate headquarters is located at 3871 Lakefield Drive, Suwanee, Georgia 30024 (telephone 770-622-8400). This proxy statement and form of proxy are first being mailed to stockholders on or about April 26, 2004. Proxies solicited by the Board of Directors of the Company are to be voted at the Annual Meeting of Stockholders of the Company to be held on May 26, 2004 at 10:00 a.m. local time at the Company’s corporate headquarters, 3871 Lakefield Drive, Suwanee, Georgia or any adjournment(s) thereof.

      This solicitation is being made by mail, although directors, officers and regular employees of the Company may solicit proxies from stockholders personally or by telephone, or letter. The costs of this solicitation will be borne by the Company. The Company may request brokerage houses, nominees or fiduciaries and other custodians to forward proxy materials to their customers and will reimburse them for their reasonable expenses in so doing. In addition, the Company has retained Morrow & Co., Inc. to assist in the solicitation for a fee of $6,000 plus expenses.

STOCKHOLDER PROPOSALS

      Proposals of stockholders intended to be present at the 2005 Annual Meeting of Stockholders must be received by the Company at its principal offices by December 15, 2004, in order to be considered for inclusion in the Company’s proxy statement and proxy relating to the 2005 Annual Meeting of Stockholders.

VOTING

      Shares of Common Stock of the Company represented by proxies in the accompanying form, which are properly executed and returned to the Company (and which are not effectively revoked) will be voted at the meeting in accordance with the stockholders’ instructions contained therein. In the absence of contrary instructions, shares represented by such proxies will be voted IN FAVOR OF the election as directors of the nominees listed herein, IN FAVOR OF Proposal 1 to approve the Company’s 2004 Stock Incentive Plan (the “Incentive Plan”), and in the discretion of the appointed proxies, upon such other business as may properly be brought before the meeting.

      Each stockholder has the power to revoke his or her proxy at any time before it is voted by (1) delivering to the Company, prior to or at the meeting, written notice of revocation or a later dated proxy or (2) attending the meeting and voting his or her shares in person.

      The Board of Directors has fixed the close of business on April 12, 2004, as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting or any adjournment(s) thereof.

      As of April 12, 2004, 86,957,530 shares of Common Stock were outstanding. Each holder of Common Stock is entitled to one vote per share.

      A quorum, which is a majority of the outstanding shares of Common Stock as of the record date, must be present in order to hold the meeting. Your shares will be counted as being present at the meeting if you appear in person at the meeting or if you submit a properly executed proxy.

      In the absence of controlling precedent to the contrary, the Company intends to treat broker non-votes in the following manner. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have the discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Broker “non-votes” are not deemed to be entitled to vote for purposes of determining whether stockholder approval of that matter has been obtained. As a result, broker “non-votes” are not included in the tabulation of the voting results on the election of directors or issues requiring the approval of a majority of the shares of Common Stock present or represented by proxy and entitled to vote.

      If a quorum is present, the votes required to approve the various matters presented to stockholders at the meeting shall be as follows:

•	Election of Directors — Election requires a plurality of the votes of the shares represented at the meeting. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will count toward the presence of a quorum.

•	Approval of Proposal 1 (the 2004 Incentive Plan) — Approval of the 2004 Incentive Plan requires the affirmative vote of holders of a majority of the shares present or represented by proxy and entitled to vote at the meeting. Abstentions will have the same effect as a negative vote. Broker non-votes will have no effect on the outcome of this proposal.

ELECTION OF DIRECTORS

      In the absence of contrary instructions, the proxies received will be voted for the election as directors of the nominees listed below, all of whom presently serve on the Board of Directors, to hold office until the next annual meeting of stockholders or until their successors are elected and qualified. Although the Board of Directors does not contemplate that any nominee will decline or be unable to serve as director, in either such event the proxies will be voted for another person selected by the Board of Directors, unless the Board acts to reduce the size of the Board of Directors in accordance with the provisions of ARRIS’ by-laws. The current number of Directors has been set by the Board at seven. Upon his re-election at this year’s Annual Meeting, Mr. Stanzione will serve as Chairman of the Board.

NOMINEES TO SERVE FOR A ONE-YEAR TERM EXPIRING IN 2005

Name:	Alex B. Best
Age:	63
Director Since:	2003
ARRIS Board Committee:	Compensation Committee and Nominating Committee
Principal occupation and recent business experience:	Prior to his retirement in 2000, Mr. Best was the Executive Vice President of Cox Communications, Inc. From 1986 through 1999, he served as the Vice President of Engineering of Cox. Since 2000, Mr. Best has continued to consult for Cox on a part-time basis. From 1966 through 1986, Mr. Best worked for Scientific Atlanta, and was involved in nearly every aspect of its cable television product development and business applications. Mr. Best served as Chairman of the National Cable Television Association’s Engineering Advisory Committee from 1995 until 2000.
Other directorships:	Concurrent Computer, Inc., CoaXmedia, Inc., and Optinel Systems, Inc.

Name:	Harry L. Bosco
Age:	58
Director Since:	2002
ARRIS Board Committee:	Audit Committee and Nominating Committee (Chair)
Principal occupation and recent business experience:	Since 2000, Mr. Bosco has served as the Chief Executive Officer, President and a Director of OpNext, Inc., an optical component company privately owned by Hitachi Ltd. and Clarity Partners. From 1965 to 2000, Mr. Bosco held numerous senior management positions within Lucent Technologies, formerly Bell Labs.
Other directorships:	None.

Name:	John (Ian) Anderson Craig
Age:	61
Director since:	1998
ARRIS Board Committee:	Audit Committee and Compensation Committee
Principal occupation and recent business experience:	Mr. Craig is a business consultant. From September 1999 through March 2000, Mr. Craig was Chief Marketing Officer of Nortel Networks, Inc. From 1981 to March 2000, he held numerous senior management positions within Northern Telecom Inc., now known as Nortel Networks Inc.
Other directorships:	Bell Canada International and CAE, Inc.

Name:	Matthew B. Kearney
Age:	64
Director Since:	2003
ARRIS Board Committee:	Audit Committee
Principal occupation and recent business experience:	Prior to his retirement in 1997, Mr. Kearney was the Chief Financial Officer of Griffin Gaming & Entertainment, Inc. (formerly Resorts International, Inc.). Mr. Kearney also served as President of Griffin Gaming & Entertainment, Inc. from November 1993 through May 1995. Prior to joining Resorts International, Inc., Mr. Kearney worked in public accounting for Price Waterhouse & Co. Mr. Kearney is a CPA (inactive) in New York and Florida.
Other directorships:	None.

Name:	William H. Lambert
Age:	67
Director since:	1997
ARRIS Board Committee:	Compensation Committee (Chair) and Nominating Committee
Principal occupation and recent business experience:	Mr. Lambert is retired. From 1988 to 1997, Mr. Lambert served as the Chairman, President and Chief Executive Officer of TSX Corporation, which was acquired by ARRIS in 1997. Mr. Lambert has been a private investor since 1988.
Other directorships:	None.

Name:	John R. Petty
Age:	74
Director since:	1993
ARRIS Board Committee:	Audit Committee (Chair) and Nominating Committee
Principal occupation and recent business experience:	Mr. Petty is the Chairman and CEO of TECSEC Incorporated, a data security company. Mr. Petty has served as the Chairman of Federal National Payables, Inc., Federal National Commercial, Inc., and Federal National Services, Inc., since 1992. Mr. Petty has been a private investor since 1988.
Other directorships:	Anixter International, Inc.

Name:	Robert J. Stanzione
Age:	56
Director since:	1998
ARRIS Board Committee	None
Principal occupation and recent business experience:	Mr. Stanzione has been Chief Executive Officer of the Company since January 1, 2000. From 1998 through 1999, Mr. Stanzione was President and Chief Operating Officer of the Company. Mr. Stanzione has been Chairman of the Board of Directors since May 2003. From 1995 to 1997, he was President and Chief Executive Officer of Arris Interactive L.L.C. From 1969 to 1995, he held various positions with AT&T Corporation.
Other directorships:	CoaXmedia, Inc. and Georgia CF Foundation.

PROPOSAL 1

APPROVAL OF THE 2004 STOCK INCENTIVE PLAN

      On March 3, 2004, the Board of Directors adopted the 2004 Stock Incentive Plan, subject to approval by the stockholders. The following is a summary of the major provisions of the 2004 Incentive Plan, including a general discussion of the federal income tax aspects of the 2004 Incentive Plan to the Company and the recipients of awards. For a complete description, please read the 2004 Incentive Plan in its entirety, a copy of which is attached to this Proxy Statement as Appendix B.

      Relationship to Current Incentive Plans. The Company’s current stock incentive plans are the 2001 Stock Incentive Plan and the 2002 Stock Incentive Plan (the “Predecessor Plans”). The Plan will serve as the successor to the Predecessor Plans. All shares available for grant under the Predecessor Plans shall be cancelled on the date that the stockholders approve the 2004 Incentive Plan (the “Effective Date”). Only those shares subject to outstanding stock awards under a Predecessor Plan that are forfeited, cancelled, or expire unexercised; shares tendered (either actually or through attestation) to pay the option exercise price of such outstanding awards; and shares withheld for the payment of withholding taxes associated with such outstanding awards return to the share reserve of the Predecessor Plan and shall be available again for issuance under the Predecessor Plan. All outstanding awards under the Predecessor Plans as of the Effective Date will remain outstanding awards under the applicable Predecessor Plan. Each such outstanding award will continue to be governed by the express terms and conditions of the agreements evidencing such award. No provision of the 2004 Incentive Plan shall be deemed to affect or otherwise modify the rights or obligations of the holders of such awards with respect to their acquisition of shares of Common Stock under Predecessor Plans.

      Recommendation. The Plan is substantially the same, except for the number of shares of Common stock (“Shares”), as the Company’s current stock incentive plans, which have only 1,880,631 Shares available for future awards. In the technology industry, stock-based compensation remains critical to the recruiting and retention of key personnel and the Company needs the shares available under the 2004 Incentive Plan in order to fulfill this need. The Board of Directors recommends that you approve the 2004 Incentive Plan.

      Purpose. The purpose of the 2004 Incentive Plan is to facilitate the hiring, retention and continued motivation of key employees, consultants and directors and to align more closely their interests with those of the Company and its stockholders.

      Administration and amendment. The Plan is administered by the Compensation Committee of the Board of Directors or such other Board Committee as the Board may designate or by the Board itself (the “Committee”). The Board of Directors or the Committee may, from time to time, suspend, terminate, revise or amend the 2004 Incentive Plan or terms of any grant except that, without the approval of stockholders, no such revision or amendment may change the number of Shares covered by or specified in the 2004 Incentive Plan, change the restrictions described below, or expand those eligible for grants under the 2004 Incentive Plan.

      Participation. Any key employee, director, or active consultant of the Company and its subsidiaries is eligible to receive a grant under the 2004 Incentive Plan. The determination of the persons within these categories, which encompass all officers, including those named in the Summary Compensation Table, to receive grants and the terms and the form and level of grants will be made by the Committee.

      Awards. Awards under the 2004 Incentive Plan may be in the form of incentive stock options, non-qualified stock options, stock grants, stock units, restricted stock, stock appreciation rights, performance shares and units, and dividend equivalent rights.

      Limitations. The exercise price of any option or stock appreciation right cannot be less than the fair market value of the corresponding number of Shares as of the grant date, provided that the options or stock appreciation rights replacing options or rights not granted by the Company or its predecessors may have exercise prices that, in the judgment of the Committee, result in options or rights comparable in value to those being replaced. In previous grants, the exercise price of stock options has been fair market value at the time of the grant, and it is anticipated that this will continue to be the case in the absence of special circumstances. No more than 2,000,000 of the Shares may be awarded in a form other than options or stock appreciation rights. No person may be granted, in any period of two consecutive calendar years, awards under the 2004 Incentive Plan covering more than 1,500,000 Shares. The maximum amount to be paid to any one person pursuant to performance units, in any calendar year, shall not exceed $2,000,000. No option may be repriced by amendment, substitution or cancellation and regrant, unless authorized by the stockholders. Adjustments as a result of stock splits and other events that adjust the number of Shares covered by the 2004 Incentive Plan, as explained below, will not be considered repricing.

      Number of Shares. A total of 6,000,000 Shares may be issued pursuant to the 2004 Incentive Plan. This number will be adjusted for stock splits, spin-offs, extraordinary cash dividends and similar events. The Shares may be newly issued Shares or Shares acquired by the Company. If all or any portion of the Shares otherwise subject to any grant under the Plan are not delivered for any reason including, but not limited to, the cancellation, expiration or termination of any option right or unit, the settlement of any award in cash, the forfeiture of any restricted stock, or the repurchase of any Shares by the Company from a participant for the cost of the participant’s investment in the Shares, such number of Shares shall be available again for issuance under the Plan. Shares tendered (either actually or through attestation) to pay the option exercise price and shares withheld for the payment of withholding taxes return to the share reserve and shares issued in connection with awards that are assumed, converted or substituted pursuant to a merger or an acquisition do not reduce the share reserve.

      Taxes. Generally, under present federal tax laws, a grant of a stock option, a stock unit or a share of restricted stock subject to the required risk of forfeiture under the 2004 Incentive Plan should create no tax consequences for a participant at the time of grant. Generally, the Company will be entitled to tax deductions at the time and to the extent that participants recognize ordinary income. In some cases (generally other than options with exercise prices no lower than fair market value of the Shares on the date of grant), the Company will not be entitled to this deduction to the extent the amount of such income, together with other compensation received by that person from the Company, exceeds $1,000,000 in any one year.

      Upon exercise of an option, which is not an incentive stock option (“ISO”) within the meaning of Section 422 of the Code, a participant will be taxed on the excess of the fair market value of the Shares on the date of exercise over the exercise price. A participant will generally have no taxable income upon exercising an ISO. If the participant does not dispose of Shares acquired pursuant to the exercise of an ISO within two years of the grant or one year of the exercise; any gain or loss realized on their subsequent disposition will be capital gain or loss; and the Company will not be entitled to a tax deduction. If such holding period requirements are not satisfied, the participant will generally realize ordinary income at the time of disposition in an amount equal to the excess of the fair market value of the Shares on the date of exercise (or, if less, the amount realized upon disposition) over the option price and the Company will be entitled to a tax deduction. Any remaining gain is taxed as long or short-term capital gain. The value of a stock unit at the time it converts to stock and the value of restricted stock at the time the restriction lapses are taxed as ordinary income to the participant.

      Accounting. Under Financial Accounting Standards Board Statement No. 123, Accounting for Stock-Based Compensation, the impact options would have on earnings of the Company, if their value were treated as compensation expense, is disclosed in a footnote to the Company’s consolidated financial statements. To the extent that options are granted with exercise prices lower than fair market value of the Shares on the date of grant or are granted to consultants, the Company will incur compensation expense.

      New Plan Benefits. To date, there have been no grants under the 2004 Incentive Plan. Any future awards under the 2004 Incentive Plan will be made at the discretion of the Compensation Committee as described above. Consequently, the Company cannot determine, with respect to any particular person or group, the number or value of the awards that will be granted in the future pursuant to the 2004 Incentive Plan.

      The last reported sales price of the Common Stock on April 12, 2004 was $9.77 per Share.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1.

SECURITY OWNERSHIP OF MANAGEMENT

      The following table sets forth, as of April 12, 2004, certain information with respect to the Common Stock of the Company that may be deemed beneficially owned by each director or nominee for director of the Company, the officers named in the Summary Compensation Table and by all directors, officers and nominees as a group.

	Shares	Shares That May	Total Shares —
	Beneficially	Be Acquired	Percentage of
Name of Beneficial Owner(1)	Owned(2)	Within 60 Days	Class if> 1%(3)

Alex B. Best	10,800	—	10,800	*
Harry L. Bosco	17,100	—	17,100	*
J. A. Ian Craig	30,800	5,000	35,800	*
Matthew B. Kearney	10,800	—	10,800	*
William H. Lambert	31,350	5,000	36,350	*
John R. Petty	30,400	10,625	41,025	*
Robert J. Stanzione(4)	83,875	1,511,100	1,594,975	1.8%
Gordon E. Halverson	7,052	145,925	152,977	*
James D. Lakin	64,738	105,300	170,038	*
Lawrence A. Margolis	63,816	401,200	465,016	*
David B. Potts	24,118	81,900	106,018	*
All directors, nominees and executive officers as a group including the above named persons	405,326	2,647,874	3,053,200	3.5%

*	Percentage of shares beneficially owned does not exceed one percent of the class.

(1)	Unless otherwise indicated, each person has sole investment power and sole voting power with respect to the securities beneficially owned by such person.

(2)	Includes 102,350 stock units awarded to directors that convert on a one-for-one basis into shares of Common Stock at a time predetermined at the time of issuance.

(3)	The shares underlying all currently exercisable options and options that may be exercised within 60 days as deemed to be beneficially owned by the person or persons for whom the calculation is being made and are deemed to have been exercised for the purpose of calculating this percentage.

(4)	Includes 24,077 stock units for Mr. Stanzione. Twenty percent of these units will be forfeited if he terminates his employment with the Company prior to June 30, 2004.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS

      The following table sets forth information as of April 12, 2004, with respect to each person who is known by the management of the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock. Unless otherwise indicated, the beneficial owner has sole voting and investment power and the information below is based upon SEC filings by the person.

		Amount and Nature of	Percent
Title of Class	Name and Address of Beneficial Owner	Beneficial Ownership	of Class

Common	Nortel Networks Corporation	5,000,000	5.7%
	8200 Dixie Road, Suite 100
	Brampton, Ontario L6T 5P6 Canada
Common	Dimensional Fund Advisors, Inc.	5,301,967	6.1%
	1299 Ocean Avenue, 11th Floor
	Santa Monica, CA 90401

EQUITY COMPENSATION PLAN INFORMATION

      The following table sets forth information concerning Common Stock that may be issued upon exercise of options, warrants and rights under all equity compensation plans as of December 31, 2003:

			Number of Securities
			Remaining Available for
			Future Issuance Under
	Number of Securities to be	Weighted-Average	Equity Compensation
	Issued Upon Exercise of	Exercise Price of	Plans (Excluding
	Outstanding Options,	Outstanding Options,	Securities Reflected in 1st
Plan Category	Warrants and Rights	Warrants and Rights(1)	Column)(2)

Equity compensation plans approved by security holders	11,368,882	$8.83	4,429,900
Equity compensation plans not approved by security holders(3)	331,000	—	—

Total	11,699,882	$8.83	4,429,900

(1)	The weighted-average exercise price is calculated on the outstanding options and does not include restricted stock or rights with no exercise price.

(2)	Includes securities available for future issuance under ARRIS’ 2002 Stock Incentive Plan (551,643), 2001 Stock Incentive Plan (2,828,945), and 2001 Employee Stock Purchase Plan (1,049,312).

(3)	In March 2003, the Company granted shares of restricted stock to 27 former employees of Atoga Systems, Inc. (the assets of which the Company had acquired) in order to induce them to become employees of the Company’s subsidiary Arris International, Inc. These employees have never been officers or directors of the Company or its subsidiaries. The employees received, in the aggregate, 500,000 restricted shares of Common Stock, vesting in fourths each successive six months from the award date and in thirds in the case of one employee, so long as, in each case, the employee remains in the employ of the Company on such anniversary dates. None of the employees received an award of more than 50,000 shares.

      The following transactions occurred between January 1, 2004 and April 12, 2004:

•	on February 19, 2004, the Company granted 11,000 shares of restricted stock to directors of its Technical Advisory Board under the 2001 Stock Incentive Plan,

•	on April 1, 2004, the Company issued 110,401 shares of Common Stock under the Employee Stock Purchase Plan,

•	on April 2, 2004, the Company granted 1,591,362 stock options under its 2001 Stock Incentive Plan at an exercise price of $9.06 per share (fair market value),

•	1,128,017 stock options and restricted shares were exercised, and

•	391,901 options and restricted stock were cancelled as a result of terminations or expirations. Of the total cancellations, 107,405 shares had been issued from the 2001 and 2002 Stock Incentive Plans and were returned to the reserves of these plans.

      Giving effect to these transactions, the following table sets forth information concerning Common Stock that may be issued upon exercise of options, warrants and rights under all equity compensation plans as of April 12, 2004:

			Number of Securities
			Remaining Available for
			Future Issuance Under
	Number of Securities to	Weighted-Average	Equity Compensation
	be Issued Upon Exercise	Exercise Price of	Plans (Excluding
	of Outstanding Options,	Outstanding Options,	Securities Reflected in 1st
Plan Category	Warrants and Rights(1)	Warrants and Rights(2)	Column)(4)

Equity compensation plans approved by security holders	11,557,701	$8.90	2,819,542
Equity compensation plans not approved by security holders(3)	229,000	—	—

Total	11,786,701	$8.90	2,819,542

(1)	The total number of securities to be issued upon exercise of outstanding options, warrants and rights consists of stock options of 10,018,994 and restricted shares of 1,767,707.

(2)	The weighted-average exercise price is calculated on the outstanding options and does not include restricted stock or rights with no exercise price.

(3)	In March 2003, the Company granted shares of restricted stock to 27 former employees of Atoga Systems, Inc. (the assets of which the Company had acquired) in order to induce them to become employees of the Company’s subsidiary Arris International, Inc. These employees have never been officers or directors of the Company or its subsidiaries. The employees received, in the aggregate, 500,000 restricted shares of Common Stock, vesting in fourths each successive six months from the award date and in thirds in the case of one employee, so long as, in each case, the employee remains in the employ of the Company on such anniversary dates. None of the employees received an award of more than 50,000 shares.

(4)	Includes securities available for future issuance under ARRIS’ 2002 Stock Incentive Plan (589,400), 2001 Stock Incentive Plan (1,291,231), and 2001 Employee Stock Purchase Plan (938,911).

      As of April 12, 2004, the weighted-average remaining term of outstanding stock options was 6.9 years.

BOARD AND COMMITTEE MATTERS

Compensation of Directors

      During 2003, the Company paid its non-employee directors annual retainers of $46,000. Fifty percent of this retainer was paid in the form of stock units which convert to Common Stock on a one-for-one basis and the remaining fifty percent was paid in cash. Prior to July 1, 2003, each director may have elected that all or any part of the cash portion of the retainer be paid in stock units instead of cash. In addition, the Company paid each director cash fees of $2,000 for each Board meeting attended in person and $500 for each Board meeting attended by phone. The Company paid the Chairman of the Audit Committee an annual retainer of $10,000 and each other member of the Audit Committee an annual retainer of $2,500. Further, the Company paid the Chairman of the Compensation Committee and the Chairman of the Nominating Committee an annual retainer of $2,500. The Company paid a meeting fee of $1,000 to each member of a committee who attended a committee meeting in person and a meeting fee of $500 to each member who attended a committee meeting by phone.

Committees of the Board of Directors and Meeting Attendance

      The Board of Directors has Compensation, Audit, and Nominating and Corporate Governance Committees. Each member of the Compensation, Audit, and Nominating and Corporate Governance Committees is “independent” as defined by Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards. Prior to March 2003, however, Mr. Craig was not considered independent within that definition because three years had not elapsed since his employment by Nortel Networks, which was an affiliate of the Company in 2003. Nevertheless, the Board of Directors determined that it is in the best interest of the Company and its stockholders for Mr. Craig to serve on the Audit Committee because he is highly qualified to do so by reason of his training and business experience and he has not been engaged in any activities that would, in the future, disqualify him from being considered independent.

      The Board of Directors held four meetings in 2003. During 2003, each of the directors attended 75 percent or more of the total of all meetings held by the Board and the committees on which the director served.

      Although all directors are encouraged to attend, the Company has not adopted a formal policy on Board members’ attendance at annual meetings of shareholders. This year, there is a regularly scheduled Board meeting on the same day as the annual meeting of shareholders and it is anticipated that all directors will attend the 2004 annual meeting of shareholders. Of the Company’s seven directors at the time, one director attended the 2003 annual meeting of stockholders on May 22, 2003.

Audit Committee

      The Audit Committee in 2003 consisted of Messrs. Petty (Chairperson), Bosco, Craig, and Kearney (beginning in June 2003). Information regarding the functions performed by the Committee is set forth in the “Report of the Audit Committee,” included in this proxy statement. The Audit Committee is governed by a written charter approved by the Board of Directors on December 12, 2003, which is available on the Company’s website at http://www.arrisi.com and is attached to this proxy statement as Appendix A. The Audit Committee held eleven meetings in 2003.

Compensation Committee

      The Compensation Committee in 2003 consisted of Messrs. Lambert (Chairperson) and Craig. Beginning in 2004, Mr. Best also serves on the Compensation Committee. No member of the Compensation Committee is currently or has served as an executive officer or employee of the Company. The Compensation Committee is governed by a written charter, which is available on the Company’s website at http://www.arrisi.com. The Compensation Committee exercises all powers of the Board of Directors in connection with compensation matters, including incentive compensation, benefit plans and stock grants. The Compensation Committee held three meetings in 2003.

Nominating and Corporate Governance Committee

      The Board of Directors has a Nominating and Corporate Governance Committee. The Committee’s operations are governed by a written charter that, among other things, provides that:

•	the Committee consist of members who are “independent” in accordance with the definitions of “independence” adopted by the NASD; and

•	the Committee identifies individuals qualified to become directors and recommends candidates to the Board of Directors.

      A copy of the current charter is available on the Company’s website at http://www.arrisi.com. The Board of Directors may amend this charter at any time.

      The Nominating and Corporate Governance Committee in 2003 consisted of Messrs. Bosco (Chairperson), Craig, Lambert, and Petty. Beginning in 2004, Mr. Best serves on the Committee in replacement of Mr. Craig. Each of these members satisfies the independence requirements contained in the Committee’s charter. The Nominating and Corporate Governance Committee held two meetings in 2003.

      With respect to the Committee’s evaluation of director nominee candidates, the Committee has no formal requirements or minimum standards for the individuals that it nominates. Rather, the Committee considers each candidate on his or her own merits. However, in evaluating candidates, there are a number of criteria that the Committee generally views as relevant and is likely to consider. Some of these factors include the candidate’s:

•	career experience, particularly experience that is germane to the Company’s business, such as telecommunications products and services, legal, human resources, finance, marketing, and regulatory experience;

•	whether the candidate is an “audit committee financial expert” (as defined by the SEC);

•	experience in serving on other boards of directors or in the senior management of companies that have faced issues generally of the level of sophistication that the Company faces;

•	contribution to diversity of the Board of Directors;

•	integrity and reputation;

•	ability to work collegially with others;

•	whether the candidate is independent;

•	other obligations and time commitments and the ability to attend meetings in person; and

•	current membership on the Board — the Board values continuity (but not entrenchment).

      The Committee does not assign a particular weight to the individual factors. Similarly, the Committee does not expect to see all (or even more than a few) of these factors in any individual candidate. Rather, the Committee looks for a mix of factors that, when considered along with the experience and credentials of the other candidates and existing board members, will provide stockholders with a diverse and experienced board of directors.

      With respect to the identification of nominee candidates, the Committee has not developed a formalized process. Instead, its members and the Company’s senior management generally recommend candidates whom they are aware of personally or by reputation. The Company historically has not utilized a recruiting firm to assist in the process but could do so in the future.

      The Committee welcomes recommendations from stockholders. The Committee evaluates a candidate for director who was recommended by a stockholder in the same manner that the Committee evaluates a candidate recommended by other means. In order to make a recommendation, the Committee asks that a stockholder send the Committee:

•	a resume for the candidate detailing the candidate’s work experience and credentials;

•	written confirmation from the candidate that he or she (1) would like to be considered as a candidate and would serve if nominated and elected, (2) consents to the disclosure of his or her name, (3) has read the Company’s Policy on Business Ethics and Conduct and that during the prior three years has not engaged in any conduct that, had he or she been a director, would have violated the Policy or required a waiver, (4) is, or is not, “independent” as that term is defined in the Committee’s charter, and (5) has no plans to change or influence the control of the Company;

•	the name of the recommending stockholder as it appears in the Company’s books, the number of shares of Common Stock that are owned by the stockholder and written confirmation that the stockholder consents to the disclosure of his or her name. (If the recommending person is not a stockholder of record, he or she should provide proof of share ownership);

•	personal and professional references, including contact information; and

•	any other information relating to the candidate required to be disclosed in a proxy statement for election of directors under Regulation 14A of the Securities Exchange Act of 1934 (the “Exchange Act”).

      This information should be sent to the Nominating and Corporate Governance Committee, c/o Lawrence Margolis, Corporate Secretary, Arris Group, Inc., 3871 Lakefield Drive, Suwanee, GA 30024,

who will forward it to the chairperson of the Committee. The Committee does not necessarily respond to recommendations. The nomination must be accompanied by the name and address of the nominating stockholder and must state the number and class of shares held. It must include information regarding each nominee that would be required to be included in a proxy statement. For potential nominees to be considered at the 2005 annual stockholders’ meeting, the Corporate Secretary must receive this information by December 15, 2004.

      In addition to the procedures described above for recommending prospective nominees for consideration by the Committee, stockholders may directly nominate directors for consideration at any annual meeting of stockholders.

      Each of the nominees for election as a director at the Annual Meeting was nominated by the Board of Directors. Each of the nominees currently is a director.

Communication with the Board

      Shareholders may communicate with the Board of Directors by sending a letter to the ARRIS Group, Inc. Board of Directors, c/o Corporate Secretary, ARRIS Group, Inc., 3871 Lakefield Drive, Suwanee, GA 30024. The Corporate Secretary will submit the correspondence to the Chairman of the Board or to any specific director to whom the correspondence is directed.

Audit Committee Financial Experts

      The Board of Directors believes that each of its Audit Committee members is financially literate as defined by the current listing standards of the NASD. Additionally, the Board has identified Matthew Kearney and John Petty as audit committee financial experts, as defined by the SEC rules adopted pursuant to the Sarbanes-Oxley Act of 2002.

REPORT OF AUDIT COMMITTEE

      Pursuant to its written charter, the Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Our responsibility is to monitor and review these processes. It is not our duty or our responsibility to conduct auditing or accounting reviews or procedures. We are not employees of the Company and we do not represent ourselves to be or to serve as, accountants or auditors by profession. Therefore, we have relied, without independent verification, on management’s representation that the consolidated financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and on the representations of the independent auditors included in their report on the Company’s consolidated financial statements. Our oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our considerations and discussions with management and the independent auditors do not assure that the Company’s consolidated financial statements are presented in accordance with accounting principles generally accepted in the United States, that the audit of our Company’s consolidated financial statements has been carried out in accordance with generally accepted auditing standards or that our Company’s independent accountants are in fact independent.

      Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling our oversight responsibilities, we reviewed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the disclosures in the financial statements.

      We reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability of the Company’s accounting principles including Statement on Auditing Standards No. 61 and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, we discussed with the independent auditors the auditors’ independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board, and considered the compatibility of nonaudit services provided by the auditors to the Company with their independence.

      We discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. We met with the internal and independent auditors, with and, as deemed advisable, without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. We reviewed proposed interim financial statements with management and the independent auditors.

      In 2003, we had eleven meetings. In reliance on the reviews and discussions referred to above, we recommended to the Board of Directors (and the Board of Directors has accepted that recommendation) that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2003 for filing with the Securities and Exchange Commission. In addition, we have selected the Company’s independent auditors.

John R. Petty, Audit Committee Chairman

Harry L. Bosco, Audit Committee Member
John A. Craig, Audit Committee Member
Matthew B. Kearney, Audit Committee Member

EXECUTIVE COMPENSATION

      The following tables set forth information about the compensation paid to the Company’s Chief Executive Officer, and the four most highly compensated Company executive officers for the last fiscal year.

Summary Compensation Table

						Long Term
						Compensation Awards

		Annual Compensation				Restricted	Securities
Name and						Stock	Underlying	LTIP	All Other
Principal Position	Year	Salary($)	Bonus($)	Other($)		Awards($)	Awards(#)	Payouts($)	Compensation($)(4)

Robert J. Stanzione	2003	585,000	—	—		—	375,000	—	45,488
Chief Executive Officer	2002	600,000	376,500	—		—	455,000	—	51,596
	2001	550,000	170,625	—		—	500,000	—	39,950
Lawrence A. Margolis(1)	2003	331,500	—	58,102	(5)	—	170,000	—	19,081
Executive Vice President	2002	340,000	128,010	58,585	(5)	—	205,000	—	25,689
of Strategic Planning,	2001	325,000	68,145	57,218	(5)	—	110,000	—	21,659
Administration, and Chief
Counsel
James D. Lakin(3)	2003	273,675	—	—		—	160,000	—	15,800
President, Broadband	2002	280,692	88,067	—		—	90,000	—	21,693
	2001	108,498	45,937	—		650,128 (2)	135,000	—	4,633
David B. Potts(1)(3)	2003	246,461	—	—		—	150,000	78,200	13,829
Executive Vice President,	2002	252,780	79,310	—		—	75,000	236,300	13,428
Chief Financial Officer,	2001	97,772	39,258	—		319,444 (2)	100,000	—	500
Chief Information Officer
Gordon E. Halverson	2003	238,875	—	—		—	120,000	—	13,162
Corporate Executive Vice	2002	245,000	76,869	—		—	76,250	—	13,200
President, Domestic Sales	2001	232,000	40,687	54,405	(6)	—	50,000	—	17,029

(1)	Messrs. Margolis’ and Potts’ titles changed in March 2004. Prior to March 2004, Mr. Margolis was the Chief Financial Officer, and Mr. Potts was Senior Vice President of Finance.

(2)	Amounts in 2001 for Messrs. Lakin and Potts represent the value of restricted Common Stock granted on August 5, 2001 at $10.20 per share. The restricted Common Stock vests in halves beginning on the anniversary of the date of grant. Holders of the restricted Common Stock are entitled to receive any distribution made to holders of Common Stock. As of December 31, 2003, all of the shares were vested.

(3)	Messrs. Lakin and Potts became employees of ARRIS in August 2001, upon the completion of the acquisition of Arris Interactive L.L.C. by ANTEC Corporation, the predecessor to ARRIS. Prior to that time, Mr. Lakin served as President of Arris Interactive and Mr. Potts served as Chief Financial Officer of Arris Interactive.

(4)	Represents contributions by the Company to an employee savings plan, a supplemental savings plan, and a life insurance plan.

(5)	Includes $45,000 for forgiveness of relocation advance.

(6)	Includes $33,334 for forgiveness of relocation advance.

Option Grants in Last Fiscal Year

	Individual Grants
					Potential Realizable
	Number				Value at Assumed
	of	% of Total			Annual Rates of
	Securities	Options			Stock Price Appreciation
	Underlying	Granted to		Date	for Option Term(2)
	Options	Employees in	Exercise or	of
Name	Granted(#)	Fiscal Year	Base Price($/sh)	Expiration	5%($)	10%($)

Robert J. Stanzione	375,000 (1)	25.8%	$4.85	7/1/2013	$1,195,723	$2,981,295
Lawrence A. Margolis	170,000 (1)	11.7%	$4.85	7/1/2013	542,061	1,351,520
James D. Lakin	160,000 (1)	11.0%	$4.85	7/1/2013	510,175	1,272,019
David B. Potts	150,000 (1)	10.3%	$4.85	7/1/2013	478,289	1,192,518
Gordon E. Halverson	120,000 (1)	8.3%	$4.85	7/1/2013	382,631	954,014

(1)	The options vest in thirds beginning on the anniversary of the date of grant, and expire in 10 years.

(2)	The potential realizable value is calculated based on the term of the option at its time of grant, which is ten years, assuming the fair market price of the Common Stock on the date of grant (the average of the high and low on the date of grant) appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. These numbers are for presentation purposes only and are not predictions of future stock prices.

Aggregated Option Exercises in Last Fiscal Year

And Fiscal Year-End Option Value

Number of
			Securities	Value of
			Underlying	Unexercised
			Unexercised	In-the-Money
			Options at	Options at
			FY-End(#)	FY-End ($)
	Shares Acquired on	Value	Exercisable/	Exercisable/
	Exercise (#)	Realized($)	Unexercisable	Unexercisable(1)

Robert J. Stanzione	—	—	1,469,850/855,150	$488,070/$947,430
Lawrence A. Margolis	—	—	545,900/349,100	$227,205/$441,045
James D. Lakin	—	—	94,050/290,950	$75,735/$147,015
David B. Potts	—	—	71,900/253,100	$58,905/$114,345
Gordon E. Halverson	—	—	315,925/205,325	$128,329/$249,109

(1)	The value of the unexercised options was calculated using the difference between the option exercise price and the fiscal year-end fair market value (the average of the high and the low stock price on December 31, 2003) of $7.38 per share, multiplied by the number of shares underlying the option.

COMPENSATION COMMITTEE REPORT

ON EXECUTIVE COMPENSATION

      To assure the continued services of its key officers, the Company has entered into employment agreements with certain executive officers, including Messrs. Stanzione, Margolis, Lakin, Potts, and Halverson. The salaries and bonus opportunities specified in these agreements (see “Employment Contracts and Termination of Employment and Change-In-Control Arrangements,”) were initially determined after reviewing publicly available information on the compensation practices of cable companies and distributors and manufacturers of sophisticated electronic products. (No attempt was made to limit these companies to the companies in the published industry index used in the “Performance Graph.”) However, because of the differences in size and business between these companies and ARRIS, the salaries and bonus opportunities specified in the employment agreements were subjectively determined by the Committee to be within the Committee’s goal of salaries within the median of the range paid by others for comparable positions and bonus opportunities within the high end of the range provided by others for comparable positions. Salaries for all executive officers have been frozen since their last salary adjustment in mid-2001, and in July 2003, all executive officers took a 5% reduction in their salaries.

      In general, grants of options to purchase stock of the Company are determined in the same manner as other components of compensation, taking into account the option granting practices of firms with which the Company competes for employees and investors. In general, the level of the grantee’s salary and bonus opportunity determines the relative number of options. In general, new grants are not affected by previous grants. However, in December 2002, the Committee granted each employee holding an option with an exercise price above the then current market price (known as an “underwater” option), a new option to purchase a number of shares equal to approximately 25% of the shares underlying the employees “underwater” option at an exercise price of the then current market price. This action was taken to restore incentive and retention value to the options, which had been lost due to the decline in the price of the Company’s stock.

      Following the formation of the current Company, the terms of Mr. Stanzione’s employment arrangement were modified as set forth in “Employment Contracts and Termination of Employment and Change-in-Control.” These modifications were based on the Committee’s judgment of what would be appropriate to reflect the changes that had occurred in light of the information provided by consultants about the compensation practices of certain other public companies.

      Annual bonus targets are set as a percentage of base salary compensation. In 2003, this percentage was approximately 100% for Mr. Stanzione, and 50% to 60% for the other named officers. Actual bonuses can range from zero to 150% (200% for Messrs. Stanzione and Margolis) of target, dependent upon the achievement of goals set at the beginning of the year. No bonuses were paid for 2003.

      The components of executive officer compensation related to the performance of the Company are the portions of the annual bonus awards based on financial performance and the ultimate value of long-term incentive awards as determined by the stock market. The executive officers, particularly the Chief Executive Officer, have suffered substantial losses in the positions in the Company’s stock that they are required to maintain by the Company’s stock ownership guidelines and vesting restrictions in grants they have earned.

      It is the policy of the Company to structure its compensation in a manner which will avoid the limitations imposed by the Omnibus Budget Reconciliation Act of 1993 on the deductibility of executive compensation under Section 162 (m) of the Internal Revenue Code to the extent it can reasonably do so consistent with its goal of retaining and motivating its executives in a cost effective manner.

William H. Lambert, Compensation Committee Chairman

John A. Craig, Compensation Committee Member
Alex B. Best, Compensation Committee Member

Pension Plan

	Years of Service

Remuneration	10	15	20	25	30	35

$150,000	$16,642	$24,963	$33,284	$41,605	$49,926	$49,926
200,000	23,142	34,713	46,284	57,855	69,426	69,426
250,000	29,642	44,463	59,284	74,105	88,926	88,926
300,000	36,142	54,213	72,284	90,355	108,426	108,426
350,000	42,642	63,963	85,284	106,605	127,926	127,926
400,000	49,142	73,713	98,284	122,855	147,426	147,426
450,000	55,642	83,463	111,284	139,105	166,926	166,926
500,000	62,142	93,213	124,284	155,355	186,426	186,426
550,000	68,642	102,963	137,284	171,605	205,926	205,926
600,000	75,142	112,713	150,284	187,855	225,426	225,426
650,000	81,642	122,463	163,284	204,105	244,926	244,926
700,000	88,142	132,213	176,284	220,355	264,426	264,426

      The amounts in the table above are annual straight-line annuity amounts (which are not reduced for Social Security benefits) payable upon retirement at age 65 under the Company’s funded defined benefit pension plan and an unfunded supplementary defined benefit pension plan. The benefits are determined by the average of the five highest consecutive years of salary and bonus during an employee’s last ten years of service. Bonus is attributable to the year in which it is paid not the year for which it is accrued. Thus, the covered remuneration for 2003 was the salary for 2003 and the bonus accrued for 2002 in the “Summary Compensation Table.” As of December 31, 2003, Messrs. Stanzione, Margolis, Lakin, Potts, and Halverson have approximately 24 (actual service tripled pursuant to employment agreement), 21, 7, 8, and 35 years of service, respectively. In 1999, the Company adopted changes in its retirement plans that enabled Messrs. Stanzione, Margolis, and Halverson to elect to freeze their benefits in the funded pension plan as of December 31, 1999, in exchange for better matching contributions in the future by the Company under its 401(k) savings plan and supplemental savings plan. They continue to participate in the unfunded supplementary pension plan that provides benefits based on the remuneration that is in excess of the remuneration that the federal tax rules permit to be considered in determining benefits under the funded pension plan, which was $200,000 in 2003. For a discussion of the additional retirement agreements with Messrs. Stanzione and Halverson, see “Employment Contracts and Termination of Employment and Change in Control Arrangements.”

EMPLOYMENT CONTRACTS AND TERMINATION OF

EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

      Employment contracts. The Company has entered into employment agreements with Messrs. Stanzione, Margolis, Lakin, Potts, and Halverson. The employment agreements obligate these officers to continue to serve the Company and for the Company to continue to employ these officers until the employment agreements are terminated by the required prior notice or for cause or good reason as defined in the employment agreements or until the employment agreements expire in the case of Messrs. Stanzione, Margolis and Halverson when they reach the ages of 62, 65 and 65 respectively, and in the case of Messrs. Lakin and Potts in 2006. The employment agreements provide for minimum salaries equal to current salaries (and for minimum annual increases, which, in the case of Mr. Stanzione, were waived in 2002 and 2003) and for the Company to determine annual bonus opportunities targeted at 100% of salary for Mr. Stanzione, and 50% or 60% of salary for the other officers. The employment agreements prohibit each officer from working for a competitor while receiving severance benefits from the Company. Mr. Margolis’ employment agreement provides for the payment of a relocation assistance advance to him of $180,000, the repayment of which is to be forgiven in four annual installments beginning April 30, 2000, as long as he has not terminated his employment without good reason. As of April, 30, 2003, the entire relocation advance had been forgiven.

      Termination of employment. If the employment agreements are terminated without cause by the Company or with good reason by the executive, the employment agreements provide for the vesting of options to purchase shares of Common Stock and for the continuation of employment benefits (including salaries and bonuses) for three years in the case of Mr. Stanzione, two years in the case of Messrs. Margolis and Halverson (with insurance benefits continuing until age 65 for Mr. Halverson), and one year in the case of Messrs. Lakin and Potts. The employment agreements prohibit each officer from working for a competitor while receiving these benefits from the Company. Messrs. Stanzione and Halverson have agreed to serve as consultants to the Company during the period they are receiving these benefits.

      Change of control. Good reason for termination of the employment agreement includes in the case of Messrs. Margolis, Halverson, Lakin and Potts, a change of control, and in the case of Mr. Stanzione no longer being a chief executive of a significant public company or otherwise having his position materially diminished after a change of control. A change of control occurs, subject to certain exceptions, if any person becomes, directly or indirectly, the beneficial owner of securities representing more than 25% to 30% of the combined voting power of the Company’s then outstanding voting securities, or if substantially all the Company’s assets are sold or a comparable transaction occurs, or if certain changes in composition of the Company’s Board of Directors occurs.

      Options to purchase shares of Common Stock granted in February 1998 to Mr. Stanzione and in May 1997 to other officers of the Company, provide that they vest if any person and its affiliates, other than Anixter International, Inc., Tele-Communications, Inc. and their affiliates acquire or tender for more than 50% of the stock of the Company.

      Special retirement provisions. The Company has agreed to establish a supplemental retirement plan for Mr. Stanzione that, together with the Company’s other pension plans will provide Mr. Stanzione at age 62 a monthly single life annuity of approximately 50% of his final average compensation. His final average compensation is defined as one-twelfth of his then annual salary plus one-twelfth of his then typical annual bonus. His then typical annual bonus shall be the annual average of the three highest full year bonuses for the five full years (or such lesser number of years) after 2001. To the extent that the full years falling within this period are less than three, his typical annual bonus shall be computed by averaging such full year bonuses, if any, falling within this period with 100% of his then annual salary times the number of years necessary to bring the number of years being considered to three. If Mr. Stanzione terminates his employment prior to age 62 because of a change of control, he is guaranteed that his total pension benefits from the Company will not be less than $33,333 a month.

      The employment agreement with Mr. Halverson provides that if he retires after reaching age 62, his options to purchase stock will vest and the Company will continue his salary and target bonus at two-thirds their normal rate for three years, subject to certain limitations. If Mr. Halverson’s agreement is terminated by the Company without cause or by Mr. Halverson for good reason, including a change of control, Mr. Halverson may receive his pension benefits without reduction for early payment upon completion of the termination payments described above. In 2003, Mr. Halverson announced he will be retiring in August 2004 at which time he will be 62.

STOCK PERFORMANCE GRAPH

      Below is a graph comparing total stockholder return on the Company’s stock from December 31, 1998 through December 31, 2003, with the Standard & Poor’s 500 and the Index of NASDAQ U.S. Stocks of entities in the industry of electronics and electrical equipment and components, exclusive of computer equipment, (SIC 3600-3699), prepared by the Center for Research in Securities Prices (“CRSP Peer Index”). The stock performance graph assumes the investment of $100 on December 31, 1998 and reinvestment of all dividends.

	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03

ARRIS GROUP, INC	$100.0	$181.4	$39.3	$48.5	$17.7	$36.0
S&P 500	100.0	121.1	110.3	97.3	75.8	97.5
CRSP Peer Index	100.0	221.0	164.2	99.0	53.5	100.2

      Notwithstanding anything to the contrary set forth in any other of the Company’s filings under the Securities Act of 1933, or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the Compensation Committee Report on Executive Compensation, the Audit Committee Report and the Performance Graph presented above shall not be incorporated by reference into any such filings.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      On August 3, 2001, the Company acquired Nortel Networks’ portion of Arris Interactive L.L.C., which was a joint venture formed by Nortel Networks and the Company in 1995. Nortel exchanged its ownership interest in Arris Interactive L.L.C. for a subordinated redeemable preferred membership interest in Arris Interactive with a face amount of $100 million and 37 million shares of Common Stock. In connection with the Company’s acquisition of Arris Interactive L.L.C., the Company and Nortel Networks entered into a number of short and medium term agreements concerning employee services, product development and component supplies. These agreements were terminated by the end of 2002. During the entire year of 2003, the Company had sales to Nortel Networks of $0.5 million.

      In June 2002, the Company entered into an option agreement with Nortel Networks that permitted the Company to redeem the Arris Interactive L.L.C. membership interest at a discount of 21% prior to June 30, 2003. In 2003, Nortel Networks also offered to forgive approximately $5.9 million of the earnings on the membership interest if the Company redeemed the membership interest prior to March 31, 2003. The Company used approximately $88.4 million of the proceeds of a March 2003 convertible subordinated notes offering to redeem the membership interest. In addition, in March 2003, Nortel Networks granted the Company an option to purchase up to 16 million of Company shares held by Nortel Networks at a 10% discount to market. On March 24, 2003, in accordance with the terms of this option agreement, the Company purchased 8,000,000 shares for an aggregate purchase price of $28.0 million. Pursuant to the terms of the option agreement, there was also a reduction in the forgiveness of the earnings on the membership interest.

INDEPENDENT PUBLIC ACCOUNTANTS

      The Audit Committee has selected Ernst & Young LLP as independent public accountants of the Company for the fiscal year ended December 31, 2004. Ernst & Young LLP also acted in such capacity during the fiscal year ended December 31, 2003. Representatives of Ernst & Young LLP, who are expected to be present at the meeting, will be given an opportunity to make a statement if they so desire and to respond to appropriate questions asked by stockholders. The fees billed by Ernst & Young LLP for the last two Company fiscal years were as follows:

Audit Fees

      Fees for audit services totaled $1,340,737 and $1,007,455 in 2003 and 2002, respectively, and include fees associated with the annual audits, the reviews of the Company’s quarterly reports on Form 10-Q, other SEC filings, and audit consultations.

Audit-Related Fees

      Fees for audit-related services totaled $528,084 and $267,541 in 2003 and 2002, respectively. Audit-related services include due diligence in connection with acquisitions, consultation on accounting and internal control matters, audits in connection with benefit plans, and audits in connection with consummated acquisitions.

Tax Fees

      Fees for tax services including tax compliance, tax advice and tax planning totaled $255,005 and $592,827 in 2003 and 2002, respectively.

All Other Fees

      Fees for all other services not included above totaled $67,636 and $179,322 for 2003 and 2002, respectively, primarily related to actuarial services requested by the Company. The Audit Committee believes that such non-audit services were compatible with maintaining the independence of Ernst & Young LLP as the Company’s independent public accountants.

Audit Committee Pre-Approval Policy

      The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax services, and other permissible non-audit services performed by the independent auditor. Prior to engagement, the Audit Committee pre-approves independent auditor services and fee amounts or ranges within each category. Either the independent auditor or the Company’s Chief Financial Officer (or his designee) must submit to the Audit Committee requests for services to be provided by the independent auditor. The Audit Committee may delegate pre-approval authority to one of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next meeting.

      The Audit Committee requires the Company’s Internal Audit Director to report to the Audit Committee on a periodic basis the results of the Internal Audit Director’s monitoring of the independent auditor’s performance of all services to the Company and whether the performance of those services was in compliance with the Audit Committee’s pre-approval policy. Both the Internal Audit Director and management are required to report immediately to the Audit Committee any breaches by the independent auditor of the policy.

CONCLUSION

      The Board of Directors knows of no other matters to be presented for stockholder action at the meeting. However, if other matters do properly come before the meeting, it is intended that the persons named in the proxies will vote upon them in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS

Lawrence A. Margolis, Secretary

April 20, 2004

APPENDIX A

AUDIT COMMITTEE CHARTER

Purpose of the Audit Committee

      The Audit Committee (the “Committee”) is appointed by the Board of Directors to oversee the accounting and financial processes of ARRIS Group, Inc. (the “Company”) and the audits of the financial statements of the Company. The Company’s management continues to be responsible for (a) the preparation, presentation and integrity of the Company’s financial statements; (b) accounting and financial reporting principles; and (c) the Company’s internal controls for financial reporting designed to promote compliance with accounting standards and applicable laws and regulations. The Company’s independent auditing firm (the “Independent Auditor”) is responsible for performing the independent audits of the Company’s consolidated financial statements in accordance with generally accepted auditing standards.

      The Committee members are not necessarily professional accountants or auditors, and their functions are intended neither to duplicate nor to certify the activities of Company’s management or its Independent Auditor, nor can the Committee assure that the Independent Auditor is “independent” under applicable rules. The Committee serves in a board level oversight role, overseeing the relationship with the Independent Auditor, as set forth in this charter, and providing advice, counsel and general direction, as it deems appropriate, to the Company’s management and its Independent Auditor on the basis of the information it receives, discussions with the Independent Auditor, and the Committee members’ experience in business, finance and accounting.

Audit Committee Membership

      The Committee shall be comprised of at least three directors selected by the Board of Directors and who each meet the independence and financial literacy requirements of The NASDAQ Stock Market, Inc. (“NASDAQ”), Section 10A of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations of the Securities and Exchange Commission. Appointment to the Committee, including the designation of the Chair of the Committee and the designation of any Committee members as “audit committee financial experts”, shall be made on an annual basis by the full Board.

Audit Committee Oversight Responsibilities

      1. Retention of Independent Auditor. The Committee shall be directly responsible for the appointment, replacement, compensation, and oversight of the work of the Independent Auditor, including resolution of disagreements between management and the Independent Auditor regarding financial reporting. The Independent Auditor shall report directly to the Committee.

      2. Independent Auditor’s Quality Control. The Committee shall obtain and review annually a report by the Independent Auditor describing (a) the firm’s internal quality-control procedures; and (b) any material issues raised by the most recent internal quality-control review or peer review, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues.

      3. Independence of Independent Auditor. The Committee shall review and discuss the written statement from the Independent Auditor concerning any relationship between the auditor and the Company or any other relationships that may adversely affect the independence of the auditor, and, based on such review, assess the independence of the auditor.

      4. Pre-Approval of Audit and Non-Audit Services. The Committee shall review and pre-approve all auditing services and permissible non-audit services (including the fees and terms thereof) to be performed by the Independent Auditor, with exceptions provided for de minimis amounts under certain circumstances as permitted by law. The Committee may designate one or more of its members the authority to grant pre-approvals of audit services and permissible non-audit services. The decisions of any member to whom authority is delegated shall be presented to the full Committee at each of its scheduled meetings.

      5. External Audit Plans. The Committee shall review and discuss with the Independent Auditor its audit plans and audit procedures, including the scope, fees and timing of the audit.

      6. Review of Audit Results. The Committee shall review and discuss with the Independent Auditor the results of the annual audit examination and accompanying management letters, as well as the results of the Independent Auditor’s procedures with respect to interim periods. The Committee shall review and discuss reports from the Independent Auditors on (a) all critical accounting policies and practices used by the Company; (b) alternative accounting treatments within GAAP related to material items that have been discussed with management, including the ramifications of the use of the alternative treatments and the treatment preferred by the Independent Auditor; and (c) other material written communications between the Independent Auditor and management. The Committee shall review with the Independent Auditor its judgments as to the quality, not just the acceptability, of the Company’s accounting policies and such matters as are required to be discussed with the Committee under generally accepted auditing standards.

      7. Assurances Under Section 10A of the Exchange Act. The Committee shall obtain from the Independent Auditor assurance that Section 10A of the Exchange Act (generally relating to the auditors’ identification of illegal acts and related party transactions) has not been implicated.

      8. Financial Statements and Disclosures. The Committee shall discuss with management and the Independent Auditor quarterly earnings press releases, including the interim financial information included therein. The Committee shall review the year-end audited financial statements, including the “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and, if deemed appropriate, recommend to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year.

      9. Risk Management Policies. The Committee shall review and discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

      10. Related Party Transactions. The Committee shall review reports and disclosures of insider and affiliated party transactions, and review or approve all proposed related-party transactions as required by applicable law, regulation or NASDAQ requirements.

      11. Controls and Procedures. The Committee shall review and discuss with management, the Independent Auditor, and the Internal Audit Director: (a) the adequacy and effectiveness of the Company’s internal controls for financial reporting including any significant deficiencies and significant changes in internal controls reported to the Committee by the Independent Auditor or management; (b) the Company’s internal audit procedures; and (c) the adequacy and effectiveness of the Company’s disclosures controls and procedures, and management reports thereon.

      12. Internal Audit. The Committee shall review annually with the Internal Audit Director the scope of the internal audit program and review annually the performance of the internal audit group in executing its plans and meeting its objectives.

      13. Review of Other Matters. The Committee shall review and discuss with management and the Independent Auditor various topics and events as the Committee may, in its own discretion, deem desirable in connection with the review functions described above.

      14. Complaints Regarding Financial Statements or Accounting Policies. The Committee shall establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

      15. Hiring of Employees of Independent Auditor. The Committee shall review and discuss with management policies for the hiring of employees and former employees of the Independent Auditor.

      16. Proxy Statement Report. The Committee shall present and be responsible for its report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

      17. Annual Evaluation. The Committee shall conduct and review with the Board of Directors annually an evaluation of the Committee’s performance with respect to the requirements of this charter and shall annually review and reassess the adequacy of this charter and recommend any changes to the full Board.

      18. Outside Advisors. The Committee has the authority to engage independent legal, accounting, and other advisers, as it determines necessary to carry out its duties. The Committee shall have sole authority to approve related fees and retention terms, as well as ordinary administration expenses of the Committee.

      19. Meetings and Reports to the Board. The Committee shall meet at such times and places as the Committee determines. The Committee shall meet separately and privately in periodic executive sessions with the Independent Auditor, the Internal Audit Director, and management. The Chairman of the Committee shall report regularly to the full Board the Committee’s activities.

APPENDIX B

ARRIS GROUP, INC.

2004 STOCK INCENTIVE PLAN

      1. Purpose and Effective Date. ARRIS Group, Inc. (the “Company”) has established this 2004 Stock Incentive Plan (the “Plan”) to facilitate the retention and continued motivation of key employees, consultants and directors and to align more closely their interests with those of the Company and its stockholders. The effective date of the 2004 Incentive Plan shall be the date it is approved by the stockholders of the Company. This plan shall expire in its entirety ten (10) years from the date the plan is approved by stockholders (the “Effective Date”). This Plan will serve as the successor to the Company’s existing Stock Incentive Plans, (the “Predecessor Plans”). All shares available for grant under the Predecessor Plans shall be cancelled on the Effective Date. Only those shares subject to outstanding stock awards under the Predecessor Plans that are forfeited, cancelled, or expire unexercised; shares tendered (either actually or through attestation) to pay the option exercise price of such outstanding awards; and shares withheld for the payment of withholding taxes associated with such outstanding awards return to the share reserve of the Predecessor Plan and shall be available again for issuance under the Predecessor Plan. All outstanding awards under the Predecessor Plans as of the Effective Date will remain outstanding awards under the applicable Predecessor Plan. Each such outstanding award will continue to be governed by the express terms and conditions of the agreements evidencing such award. No provision of this Plan shall be deemed to affect or otherwise modify the rights or obligations of the holders of such awards under Predecessor Plans with respect to their acquisition of shares of the Company’s common stock (“Common Stock”) thereunder.

      2. Administration. The Plan shall be administered by the Board of Directors, or the Compensation Committee of the Company’s Board of Directors or such other Board committee as the Board may designate (the “Committee”). The Committee has the authority and responsibility for the interpretation, administration and application of the provisions of the 2004 Incentive Plan, and the Committee’s interpretations of the 2004 Incentive Plan, and all actions taken by it and determinations made by it shall be binding on all persons. No Board or Committee member shall be liable for any determination, decision or action made in good faith with respect to the 2004 Incentive Plan.

      3. Shares Subject to Plan. A total of 6,000,000 shares of Common Stock of the Company (“Shares”) may be issued pursuant to the 2004 Incentive Plan. The Shares may be authorized but unissued Shares or Shares reacquired by the Company and held in its treasury. Grants of incentive awards under the 2004 Incentive Plan will reduce the number of Shares available thereunder by the maximum number of Shares obtainable under such grants. If all or any portion of the Shares otherwise subject to any grant under the 2004 Incentive Plan are not delivered for any reason including, but not limited to, the cancellation, expiration or termination of any option right or unit, the settlement of any award in cash, the forfeiture of any restricted stock, or the repurchase of any Shares by the Company from a participant for the cost of the participant’s investment in the Shares, such number of Shares shall be available again for issuance under the 2004 Incentive Plan. Shares tendered (either actually or through attestation) to pay the option exercise price and shares withheld for the payment of withholding taxes return to the share reserve and shares issued in connection with awards that are assumed, converted or substituted pursuant to a merger or an acquisition do not reduce the share reserve. Shares subject to outstanding option grants under the Predecessor Plans that are forfeited, cancelled, or expire unexercised; shares tendered (either actually or through attestation) to pay the option exercise price of such outstanding awards; and shares withheld for the payment of withholding taxes associated with such outstanding awards return to the share reserve of the Predecessor Plan and shall be available again for issuance under the Predecessor Plan. The number of Shares covered by or specified in the 2004 Incentive Plan and the number of Shares and the purchase price for Shares under any outstanding awards, may be adjusted proportionately by the Committee for any increase or decrease in the number of issued Shares or any change in the value of the Shares resulting from a subdivision or consolidation of Shares, reorganization, recapitalization, spin-off, payment of stock dividends on the Shares, any other increase or decrease in the number of issued Shares made without receipt of consideration by the Company, or the payment of an extraordinary cash dividend.

B-1

      4. Eligibility. All key employees, active consultants and directors of the Company and its subsidiaries are eligible to be selected to receive a grant under the 2004 Incentive Plan by the Committee. The Committee may condition eligibility under the 2004 Incentive Plan or participation under the 2004 Incentive Plan, and any grant or exercise of an incentive award under the 2004 Incentive Plan on such conditions, limitations or restrictions as the Committee determines to be appropriate for any reason. No person may be granted in any period of two consecutive calendar years, awards covering more than 1,500,000 Shares. The maximum amount to be paid to any one person pursuant to performance units, in any calendar year, shall not exceed $2,000,000.

      5. Awards. The Committee may grant awards under the 2004 Incentive Plan to eligible persons in the form of stock options (including incentive stock options within the meaning of section 422 of the Code), stock grants, stock units, restricted stock, stock appreciation rights, performance shares and units and dividend equivalent rights, and shall establish the number of Shares subject to each such grant and the terms thereof, including any adjustments for reorganizations and dividends, subject to the following:

(a) All awards granted under the 2004 Incentive Plan shall be evidenced by agreements in such form and containing such terms and conditions not inconsistent with the 2004 Incentive Plan as the Committee shall prescribe.

(b) The exercise price of any option or stock appreciation right shall not be less than the fair market value of a corresponding number of Shares as of the date of grant, except (i) options or stock appreciation rights being granted to replace options or rights not initially granted by the Company or its predecessors may be granted with exercise prices that in the judgment of the Committee result in options or rights having comparable value to the options or rights being replaced. The maximum term on options and stock appreciation rights shall not exceed ten (10) years.

(c) No more than 2,000,000 of the Shares may be awarded in a form other than options or stock appreciation rights. The aggregate number of Shares with respect to which incentive stock options may be issued under the Plan shall not exceed 4,000,000.

(d) No option may be repriced by amendment, substitution or cancellation and regrant, unless authorized by the stockholders. Adjustments pursuant to Section 3 above shall not be considered repricing.

(e) When issuing performance shares or units, performance measures may include: revenue; earnings before interest, taxes, depreciation and amortization (EBITDA); cash earnings (earnings before amortization of intangibles); operating income; pre- or after-tax income; earnings per share, net cash flow; net cash flow per share; return on equity; return on total capital; return on sales, return on net assets employed, return on assets; economic value added (or an equivalent metric); share price performance; total shareholder return; improvement in or attainment of expense levels; improvement in or attainment of working capital levels. Performance criteria may be related to a specific customer or group of customers or geographic region. Performance goals may be measured solely on a corporate, subsidiary or division basis, or a combination thereof. Performance criteria may reflect absolute entity performance or a relative comparison of entity performance to the performance of a peer group of entities or other external measure of the selected performance criteria. Profit, earnings and revenues used for any performance goal measurement may exclude any extraordinary nonrecurring items.

(f) All awards may be settled in cash, shares or deferred delivery.

(g) Shares granted from the plan may be used as a form of payment for compensation, grants or rights earned or due under other Company plans or arrangements.

      6. Amendment of the Plan. The Board of Directors or the Committee may from time to time suspend, terminate, revise or amend the 2004 Incentive Plan or the terms of any grant in any respect whatsoever, provided that, without the approval of the stockholders of the Company, no such revision or amendment may increase the number of Shares subject to the 2004 Incentive Plan, change the provisions of Section 5 above, or expand those eligible for grants under the 2004 Incentive Plan.

B-2

ARRIS GROUP, INC.

PROXY SOLICITED BY AND ON BEHALF OF
THE BOARD OF DIRECTORS

     The undersigned hereby appoints Robert J. Stanzione, Lawrence A. Margolis and David B. Potts and each of them (with full power of substitution in each) proxies of the undersigned to vote at the annual meeting of ARRIS Group, Inc. to be held at 10:00 a.m., eastern time, May 26, 2004, at the Company’s corporate headquarters, 3871 Lakefield Drive, Suwanee, Georgia, and at any adjournments thereof, all of the shares of Common Stock of ARRIS Group, Inc. in the name of the undersigned on the record date.

     This proxy when properly executed will be voted in the manner directed by the undersigned stockholder. THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES AND IN FAVOR OF PROPOSAL 1 as set forth in the proxy statement accompanying this proxy.

(Continued, and to be dated and signed on the reverse side.)
COMMENTS / ADDRESS CHANGE; PLEASE MARK COMMENT / ADDRESS BOX ON REVERSE SIDE

ARRIS GROUP, INC. P.O. BOX 11340 NEW YORK, N.Y. 10203-0340

DETACH PROXY CARD HERE

	Mark, Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.	☒ Votes must be indicated (x) in Black or Blue ink.

		FOR ALL NOMINEES	WITHHOLD AUTHORITY	*EXCEPTIONS			For	Against	Abstain
1.	Election of the following nominees as directors:	☐	☐	☐	2.	Proposal 1, approval of the 2004 Stock Incentive Plan.	☐	☐	☐

	Nominees: Alex B. Best, Harry L. Bosco, J.A. Ian Craig, Matthew B. Kearney, William H. Lambert, John R. Petty, and Robert J. Stanzione.				3.	In their discretion, such other matters as properly may come before the meeting or at any adjournment(s) thereof.

(INSTRUCTIONS:  To withhold authority to vote for any individual nominee, mark “Exceptions” box and write that nominee’s name in the space provided below).

*Exceptions _____________________________________					PLEASE CHECK BOX IF YOU INTEND TO BE PRESENT AT MEETING.				☐
					COMMENT/ADDRESS CHANGE Please mark this box if you have written comment/address change on the reverse side.				☐

SCAN LINE

IMPORTANT: Please date this proxy and sign exactly as your name appears hereon. Executors, administrators, trustees, guardians and officers signing in a representative capacity should give full title.

Date:

Share Owner sign here

Co-Owner sign here